Exhibit 99.1

VIVUS Accelerates the Launch of Telemedicine and Remote Monitoring Modules to Facilitate Effective Patient Care During “Social Distancing”

-Virtual office visits and smart health devices available through the VIVUS Health Platform give physicians new tools for optimizing patient care and protecting the health of those at increased risk for COVID-19-

CAMPBELL, CA., March 31, 2020 – VIVUS, Inc. (Nasdaq: VVUS; the “Company”), a biopharmaceutical company, today announced the accelerated launch of the telemedicine and remote monitoring modules of the VIVUS Health Platform. Participating physicians will be able to use the VIVUS Health Platform to conduct virtual office visits, regardless of whether or not the patient is prescribed a VIVUS product. The Company expects to enroll 150-200 physicians into the new modules each week.

“Effective communication around health conditions, such as obesity, can be difficult under the best of circumstances, and are even more challenging in the current environment in which patients, physicians, and care facilities are adhering to social distancing guidelines to prevent the spread of COVID-19. These guidelines also make it difficult for cystic fibrosis patients, who are at increased risk of COVID-19 due to their compromised lung function, to consult with their healthcare providers,” said John Amos, Chief Executive Officer at VIVUS. “We have rapidly accelerated the launch of our telemedicine and remote monitoring modules to facilitate communication during this unprecedented pandemic and ensure that patients can receive optimum care without leaving their homes.”

The VIVUS Health Platform is designed to integrate pharmaceutical solutions, technology and clinical stakeholders to improve patient outcomes through increased information capture, resulting in enhanced patient access, increased adoption, and treatment durability. It includes the VIVUS Advantage Programs, which offer Patient Assistance Programs to facilitate access to medication for uninsured or underinsured patients with obesity or exocrine pancreatic insufficiency, and also allows patients prescribed VIVUS medications to have their prescriptions filled online and sent directly to their homes.

The telemedicine and remote monitoring modules are designed to leverage normal clinical practices without disrupting routine clinical operations. While the patient-physician interaction takes place virtually through the VIVUS Health Platform, powered by Vital Tech, all other activities, such as scheduling, patient administration, billing, etc., take place utilizing existing clinic processes and resources. The telemedicine module is configured for easy and rapid activation, allowing physician offices and clinics to implement the platform with minimal effort.

Remote patient monitoring is integrated into the VIVUS Health Platform through the Apple Health Kit, Apple Watch, and a wide variety of blue tooth-enabled health devices that will include weight scales, pulse oximeters, spirometers to measure lung function, and blood pressure cuffs. Data from these devices and the Apple Health Kit are transmitted and collated directly into the VIVUS Health Platform, which can be accessed by the patient’s physician. Physicians can utilize these data to monitor a patient’s vital functions, and can implement or adapt treatment to achieve or maintain target goals for important health metrics.

There are no upfront or monthly fees, and physicians pay a fee only for each telemedicine visit and/or for remote patient monitoring. The VIVUS Health Platform is also not limited by a patient’s health insurance plan.

“Obesity is an epidemic in its own right, and in this time of social distancing, patients may find it more difficult to adhere to a healthy diet and activity goals. Patients with cystic fibrosis are challenged day-to-day with the need to avoid respiratory infections, a challenge that is even more critical during the COVID-19 pandemic. This pandemic underscores the critical importance of helping patients manage health conditions that increase their susceptibility to other diseases,” added Santosh T. Varghese, MD, Senior Vice President, Chief Medical Officer at VIVUS.  “VIVUS is committed to addressing these challenges by increasing access to care through telemedicine, online fulfillment of prescriptions, and data collection from smart health devices that allow patients and healthcare providers to monitor health progress in real-time.  Additionally, we are expanding this platform into the clinical trial space as we address the challenges of conducting studies in this new environment.”

Physicians interested in enrolling in the VIVUS Health Platform may contact VHP@vivus.com.

About VIVUS

VIVUS is a biopharmaceutical company committed to the development and commercialization of innovative therapies that focus on advancing treatments for patients with serious unmet medical needs. For more information about VIVUS, please visit www.vivus.com.

Forward-Looking Statements

Certain statements in this press release are forward-looking within the meaning of the Private Securities Litigation Reform Act of 1995 and are subject to risks, uncertainties and other factors, including risks and uncertainties related to our ability to execute on our business strategy to enhance long-term stockholder value; risks and uncertainties related to our ability to address our outstanding balance of the convertible notes due in May 2020; risk and uncertainties related to the timing, strategy, structure and success of our capital raising efforts; risks and uncertainties related to the effect of the recent coronavirus (COVID-19) outbreak on our business and the businesses of our partners; risks and uncertainties related to the effectiveness of the VIVUS Health Platform, including its adoption by healthcare providers and its ability to improve patient outcomes and, if applicable, access to Qsymia® and PANCREAZE®; risks and uncertainties related to the timing, strategy, tactics and success of the marketing and sales of PANCREAZE, including our ability to improve patient access to PANCREAZE; risks and uncertainties related to our, or our current or potential partner's, ability to successfully commercialize Qsymia, including our ability to improve patient and physician access to Qsymia; risks and uncertainties related to our ability to sell through the Qsymia retail pharmacy network and the Qsymia Advantage Program; risks and uncertainties related to the timing of initiation and completion of the post-approval clinical studies required as part of the approval of Qsymia by the U.S. Food and Drug Administration (“FDA”), including the Phase 4 post-marketing study of Qsymia in obese adolescents; risks and uncertainties related to the response from FDA to any data and/or information relating to post-approval clinical studies required for Qsymia; risks and uncertainties related to the impact of any possible future requirement to provide further analysis of previously submitted clinical trial data; risks and uncertainties related to the design and outcome of any clinical study required by FDA to expand the Qsymia label; risks and uncertainties related to our ability to work with FDA to significantly reduce or remove the requirements of the clinical post-approval cardiovascular outcomes trial; risks and uncertainties related to the failure to obtain FDA or foreign authority clearances or approvals and noncompliance with FDA or foreign authority regulations; and risks and uncertainties related to our ability to demonstrate through clinical testing the quality, safety, and efficacy of our current or future investigational drug candidates or approved products. These risks and uncertainties could cause actual results to differ materially from those referred to in these forward-looking statements. The reader is cautioned not to rely on these forward-looking statements. Investors should read the risk factors set forth in VIVUS’ Form 10-K for the year ended December 31, 2019 as filed on March 3, 2020, and periodic reports filed with the Securities and Exchange Commission. VIVUS does not undertake an obligation to update or revise any forward-looking statements.

VIVUS, Inc.	Investor Relations: Lazar FINN Partners
Mark Oki	David Carey
Chief Financial Officer	Senior Partner
oki@vivus.com	david.carey@finnpartners.com
650-934-5200	212-867-1768